Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS SECOND QUARTER 2021 RESULTS

Esquire Reaches Billion Dollar Asset Milestone with Record Revenues and Earnings

Jericho, NY – July 26, 2021 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank”), today announced its operating results for the second quarter of 2021. Significant achievements during the quarter include:

●	Net income increased to $4.5 million, or $0.57 per diluted share, as compared to $4.2 million, or $0.53 per diluted share on a linked quarter basis. Net income and diluted earnings per share were $2.5 million and $0.33, respectively, for the second quarter of 2020.

●	Industry leading returns on average assets and common equity of 1.84% and 13.76%, respectively, as compared to 1.81% and 13.30% on a linked quarter basis while maintaining a strong net interest margin of 4.49%.

●	Total assets increased $59.8 million on a linked quarter basis, or 24% annualized, to $1.1 billion.

●	Deposits increased $55.0 million on a linked quarter basis, or 26% annualized, to $914.7 million, primarily driven by commercial deposits, with a cost of funds of 0.09% (including demand deposits). Demand deposits, totaling $395.6 million, represent 43% of total deposits while off-balance sheet sweep funds totaled $546.9 million at quarter end, demonstrating the continued strength of our branchless business model.

●	Loans increased $4.5 million on a linked quarter basis to $707.4 million despite significant paydowns on commercial lines of credit. Average loans increased $22.8 million, or approximately 14% annualized, to $700.3 million on a linked quarter basis while we continue to maintain a robust loan pipeline for the balance of 2021.

●	Payment processing (merchant) fee income totaled $5.4 million in the current quarter, an increase of 10% on a linked quarter basis, excluding certain early termination fees totaling $500 thousand in the trailing quarter. Payment processing fee income increased $2.5 million, or 88%, when comparing the current quarter to 2020. Total noninterest income represented 34% of total revenue in the current quarter.
●	Continued solid asset quality metrics with nonperforming loans to total loans of 0.32% and a reserve for loan losses to total loans of 1.98%. Excluding Small Business Administration (“SBA”) guaranteed Paycheck Protection Program (“PPP”) loans totaling $23.6 million, our reserve for loan losses to total loans was 2.05%.
●	Named the #1 top performing community bank in the 2020 Raymond James Community Bankers Cup.
●	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“Total revenue increased $7.2 million, or 30%, to $31.7 million year over year, clearly demonstrating strong growth within our core commercial lending and payment processing verticals” stated Tony Coelho, Chairman of the Board.

“Our recent investments in technology, digital marketing, and employees will continue to fuel our growth in the future,” stated Andrew C. Sagliocca, President and Chief Executive Officer. “We are at the initial stage of deploying our digital marketing with very positive early results, including heightened brand recognition, strong financial performance, and robust pipelines for both the litigation and payment processing verticals on a national basis.”

Second Quarter Earnings

Net income for the quarter ended June 30, 2021 was $4.5 million, or $0.57 per diluted share, compared to $2.5 million, or $0.33 per diluted share for the same period in 2020. Returns on average assets and common equity for the current quarter were 1.84% and 13.76%, respectively, compared to 1.20% and 8.77% for the same period of 2020.

Net interest income for the second quarter of 2021 increased $1.5 million, or 16.3%, to $10.7 million, due to growth in average interest earning assets totaling $126.5 million, or 15.3%, to $952.3 million when compared to the same period in 2020. Our net interest margin remained stable at 4.49% for the second quarter of 2021 compared to 4.47% for the same period in 2020. Average loans in the quarter increased $106.4 million, or 17.9%, to $700.3 million when compared to the second quarter of 2020 fueled by growth in our commercial and multifamily loan portfolios. Our loan-to-deposit ratio was 77.3% with loan growth funded by low-cost deposits.

The provision for loan losses was $850 thousand for the second quarter of 2021, a $1.1 million decrease from the same period in 2020. The second quarter 2021 provision for loan losses was driven by a prudent increase in the general reserve primarily attributable to loan growth coupled with the inherent credit and extended duration risk associated with the NFL consumer post settlement portfolio. As of June 30, 2021, Esquire had nonperforming loans to total loans of 0.32%, an allowance to nonperforming loans of 617% and an allowance to loans of 1.98%.

Noninterest income increased $2.5 million, or 85.0%, to $5.5 million for the second quarter of 2021, as compared to the second quarter of 2020, driven by our payment processing platform. Payment volumes for this platform increased $3.1 billion, or 99%, to $6.2 billion for the quarter ended June 30, 2021, as compared to the same period in 2020, driven by expansion of our sales channels through ISOs, increased number of merchants, volume increases and increased fee allocation arrangements, as well as the reopening of the economy as the pandemic restrictions continued to ease nationally.

Noninterest expense increased $2.3 million, or 34.4%, to $9.1 million for the second quarter of 2021, as compared to the same period in 2020. This increase was primarily driven by increases in employee compensation and benefits, advertising and marketing, data processing costs and occupancy and equipment. Employee compensation and benefits costs increased $1.6 million, or 38.3%, due to increases in staffing of 26% to support our investment in digital platforms and related sales/marketing divisions, and the impact of salary and stock-based compensation increases. Advertising and marketing costs increased $273 thousand as we continue our digital marketing efforts and thought leadership in our national verticals. We have also re-engaged in our traditional high touch marketing and sales efforts at conferences and other in-person industry forums. Data processing costs increased $136 thousand, or 17.6%, due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Occupancy and equipment costs increased $135 thousand, or 23.5%, primarily due to amortization of our investments in internally developed software to support our new digital platform and additional office space to support our continued growth.

The Company’s efficiency ratio was 56.5% for the three months ended June 30, 2021, as compared to 55.9% for the same period in 2020. The increase in the efficiency ratio was attributable to the investments in our digital platforms and related sales/marketing divisions as we continue to invest in our future, reaching more prospective clients nationally within our litigation and payment processing verticals.

The effective tax rate was 27.0% for the second quarter of 2021, as compared to 26.5% for the same period in 2020.

Year to Date Earnings

Net income for the six months ended June 30, 2021 was $8.7 million, or $1.10 per diluted share, compared to $5.1 million, or $0.67 per diluted share for the same period in 2020. Returns on average assets and common equity for the six months ended June 30, 2021 were 1.82% and 13.53%, respectively, compared to 1.23% and 8.99% for the same period of 2020.

Net interest income for the second quarter of 2021 increased $2.4 million, or 12.9%, to $20.7 million, due to growth in average interest earning assets totaling $124.5 million, or 15.5%, to $929.3 million when compared to the same period in 2020. Our net interest margin decreased 9 basis points to 4.50% for the six months ended 2021 compared to 4.59% for the same period in 2020 primarily due to the historically low interest rate environment and its negative effects on interest earning asset yields. Average loans for the six months increased $112.4 million, or 19.5%, to $689.0 million when compared to the same period in 2020 with growth in our commercial and multifamily loan portfolios.

The provision for loan losses was $2.7 million for the six months ended 2021, a $1.2 million decrease from the same period in 2020. The provision for loan losses for the six months ended June 30, 2021 was driven by a prudent increase in the general reserve attributable to loan growth as well as the inherent credit and extended duration risk associated with the NFL consumer post settlement portfolio.

Noninterest income increased $4.9 million, or 80.0%, to $10.9 million for the six months ended 2021, as compared to the same period in 2020, driven by our payment processing platform. Payment volumes for this platform increased $5.0 billion, or 80.2%, to $11.2 billion for the six months ended June 30, 2021, as compared to the same period in 2020, driven by expansion of our sales channels through ISOs, increased number of merchants, volume increases and increased fee allocation arrangements as well as the reopening of the economy as the pandemic restrictions continued to ease nationally. Other noninterest income declined by $58 thousand compared to the same period in 2020 due to declines in administrative service payment (“ASP”) fee income. Our ASP fee income is impacted by the volume and duration of off-balance sheet funds and short-term interest rates.

Noninterest expense increased $3.7 million, or 26.8%, to $17.3 million for the six months ended 2021, as compared to the same period in 2020. This increase was primarily driven by increases in employee compensation and benefits, advertising and marketing, occupancy and equipment and data processing costs. Employee compensation and benefits costs increased $2.6 million, or 32.1%, due to increases in staffing of 26% to support our investment in digital platforms and related sales/marketing divisions, and the impact of salary and stock-based compensation increases. Advertising and marketing costs increased $529 thousand as we continue our new digital marketing efforts and thought leadership in our national verticals. We also re-engaged in our traditional high touch marketing and sales efforts at conferences and other in-person industry forums. Occupancy and equipment costs increased $289 thousand, or 25.8%, primarily due to amortization of our investments in internally developed software to support our new digital platform, precautionary office cleaning costs related to COVID-19 and additional office space to support our continued growth. Data processing costs increased $257 thousand, or 17.1%, due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations.

The Company’s efficiency ratio was 54.7% for the six months ended June 30, 2021, as compared to 55.9% for the same period in 2020.

The effective tax rate decreased to approximately 25.8% for the six months ended 2021, as compared to 26.5% for the same period in 2020, due to certain discrete tax benefits related to share based compensation.

Asset Quality

Nonperforming assets, totaling $2.3 million, consisted of several nonaccrual NFL consumer post settlement loans. As of June 30, 2021, nonperforming assets as a percentage of total loans and total assets were 0.32% and 0.21%, respectively, and our coverage ratio was 617%. As of June 30, 2021, the allowance for loan losses was $14.0 million, or 1.98% of total loans, as compared to $10.7 million, or 1.80% of total loans at June 30, 2020. Excluding SBA guaranteed PPP loans totaling $23.6 million, our allowance for loan losses to total loans was 2.05%.

In 2020, management implemented a customer payment deferral program (principal and interest) under the CARES Act to assist business borrowers and certain consumers that may have been experiencing financial hardship due to COVID-19 related challenges. As of June 30, 2021, there were no participants in our payment deferral program.

We are participating in the PPP administered by the SBA. As of June 30, 2021, all PPP loans originated in 2020 totaling $21.9 million have been fully repaid by the SBA. Currently, we have $23.6 million in PPP loans that were originated in 2021.

Balance Sheet

At June 30, 2021, total assets were $1.1 billion, reflecting a $206.2 million, or 24.2% increase from June 30, 2020. This increase is attributable to increases in loans totaling $113.7 million, or 19.2%, to $707.4 million, driven by commercial and multifamily loans, funded with low-cost deposits. Commencing in the fourth quarter of 2020, we invested excess deposit funds in reverse repurchase agreements, collateralized by GNMA eligible mortgage loans, which totaled $51.4 million at June 30, 2021. Our available-for-sale securities portfolio increased $3.7 million, or 3.0%, to $126.3 million as compared to June 30, 2020.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	At June 30,		At December 31,		At June 30,
	2021		2020		2020
	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate:
1 – 4 family	$44,423	6.27%	$48,433	7.20%	$50,717	8.54%
Multifamily	201,171	28.40	169,817	25.24	150,111	25.28
Commercial real estate	53,771	7.59	54,717	8.13	54,284	9.14
Construction	—	—	—	—	—	—
Total real estate	299,365	42.26	272,967	40.57	255,112	42.96
Commercial	373,887	52.77	358,410	53.28	296,554	49.94
Consumer	35,213	4.97	41,362	6.15	42,149	7.10
Total Loans	$708,465	100.00%	$672,739	100.00%	$593,815	100.00%
Deferred loan fees and unearned premiums, net	(1,088)		(318)		(137)
Allowance for loan losses	(14,017)		(11,402)		(10,676)
Loans, net	$693,360		$661,019		$583,002

Total deposits were $914.7 million as of June 30, 2021, a $189.7 million, or 26.2%, increase from June 30, 2020. This was primarily due to a $119.3 million, or 43.2%, increase in noninterest bearing demand deposits to $395.6 million, a $78.5 million, or 18.3%, increase in Savings, NOW and Money Market deposits to $507.7 million, partially offset by a $8.1 million, or 41.8%, decrease in time deposits. The net increase in deposits was primarily driven by commercial and escrow low-cost deposits from our litigation and small business platforms. Off-balance sheet sweep funds totaled $546.9 million at quarter end. Our deposit growth and our off-balance sheet funds continue to demonstrate the strength of our unique branchless and low-cost funding model.

Stockholders’ equity increased $16.5 million to $134.7 million as of June 30, 2021, compared to June 30, 2020. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially remain reopened, and higher levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase; collateral for loans, especially real estate, may decline in value; our allowance for loan losses may increase if borrowers experience financial difficulties; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; and our cyber security risks are increased as the result of an increase in the number of employees working remotely. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	June 30,	December 31,	June 30,
	2021	2020	2020
ASSETS
Cash and cash equivalents	$145,736	$65,185	$114,428
Securities purchased under agreements to resell, at cost	51,373	51,726	—
Securities available for sale, at fair value	126,300	117,655	122,625
Securities, restricted at cost	2,680	2,694	2,694
Loans	707,377	672,421	593,678
Less: allowance for loan losses	(14,017)	(11,402)	(10,676)
Loans, net of allowance	693,360	661,019	583,002
Premises and equipment, net	2,931	3,017	2,887
Other assets	35,697	35,418	26,249
Total Assets	$1,058,077	$936,714	$851,885

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$395,644	$351,692	$276,332
Savings, NOW and money market deposits	507,743	441,160	429,225
Certificates of deposit	11,274	11,202	19,369
Total deposits	914,661	804,054	724,926
Other liabilities	8,746	6,584	8,756
Total liabilities	923,407	810,638	733,682
Total stockholders' equity	134,670	126,076	118,203
Total Liabilities and Stockholders' Equity	$1,058,077	$936,714	$851,885

Selected Financial Data
Common shares outstanding	7,830,704	7,793,482	7,662,840
Book value per share	$17.20	$16.18	$15.43
Equity to assets	12.73%	13.46%	13.88%

Capital Ratios (1)
Tier 1 leverage ratio	12.29%	12.51%	12.28%
Common equity tier 1 capital ratio	16.60%	15.44%	16.25%
Tier 1 capital ratio	16.60%	15.44%	16.25%
Total capital ratio	17.86%	16.69%	17.50%

Asset Quality
Nonaccrual loans	$2,271	$2,303	$1,322

Allowance for loan losses to total loans	1.98%	1.70%	1.80%
Nonperforming loans to total loans	0.32%	0.34%	0.22%
Nonperforming assets to total assets	0.21%	0.25%	0.16%
Allowance to nonperforming loans	617%	495%	808%

(1) Regulatory capital ratios presented on bank-only basis.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Interest income	$10,860	$9,466	$21,107	$19,040
Interest expense	193	294	388	689
Net interest income	10,667	9,172	20,719	18,351
Provision for loan losses	850	1,900	2,650	3,800
Net interest income after provision for loan losses	9,817	7,272	18,069	14,551

Noninterest income:
Payment processing fees	5,351	2,850	10,721	5,806
Other noninterest income	116	105	211	269
Total noninterest income	5,467	2,955	10,932	6,075

Noninterest expense:
Employee compensation and benefits	5,669	4,099	10,666	8,076
Other expenses	3,448	2,682	6,639	5,570
Total noninterest expense	9,117	6,781	17,305	13,646
Income before income taxes	6,167	3,446	11,696	6,980
Income taxes	1,665	913	3,020	1,850
Net income	$4,502	$2,533	$8,676	$5,130

Earnings Per Share
Basic	$0.60	$0.34	$1.17	$0.69
Diluted	$0.57	$0.33	$1.10	$0.67

Selected Financial Data
Return on average assets	1.84%	1.20%	1.82%	1.23%
Return on average equity	13.76%	8.77%	13.53%	8.99%
Net interest margin	4.49%	4.47%	4.50%	4.59%
Efficiency ratio (1)	56.5%	55.9%	54.7%	55.9%

(1) Efficiency ratio represents noninterest expenses divided by the sum of net interest income plus noninterest income.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Three Months Ended June 30,
	2021			2020
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans	$700,349	$10,120	5.80%	$593,964	$8,678	5.88%
Securities, includes restricted stock	134,828	538	1.60%	131,873	752	2.29%
Securities purchased under agreements to resell	51,142	160	1.25%	—	—	—%
Interest earning cash and other	65,947	42	0.26%	99,942	36	0.14%
Total interest earning assets	952,266	10,860	4.57%	825,779	9,466	4.61%

NONINTEREST EARNING ASSETS	31,519			26,452

TOTAL AVERAGE ASSETS	$983,785			$852,231

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$416,389	$173	0.17%	$415,659	$197	0.19%
Time deposits	10,980	19	0.69%	19,570	96	1.97%
Total interest bearing deposits	427,369	192	0.18%	435,229	293	0.27%
Short-term borrowings	55	—	—%	56	—	—%
Secured borrowings	49	1	7.40%	85	1	4.73%
Total interest bearing liabilities	427,473	193	0.18%	435,370	294	0.27%

NONINTEREST BEARING LIABILITIES
Demand deposits	414,216			291,020
Other liabilities	10,826			9,683
Total noninterest bearing liabilities	425,042			300,703
Stockholders' equity	131,270			116,158

TOTAL AVG. LIABILITIES AND EQUITY	$983,785			$852,231
Net interest income		$10,667			$9,172
Net interest spread			4.39%			4.34%
Net interest margin			4.49%			4.47%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Six Months Ended June 30,
	2021			2020
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans	$689,003	$19,699	5.77%	$576,651	$17,119	5.97%
Securities, includes restricted stock	127,370	1,005	1.59%	137,985	1,638	2.39%
Securities purchased under agreements to resell	51,293	320	1.26%	—	—	—%
Interest earning cash and other	61,640	83	0.27%	90,192	283	0.63%
Total interest earning assets	929,306	21,107	4.58%	804,828	19,040	4.76%

NONINTEREST EARNING ASSETS	31,182			30,590

TOTAL AVERAGE ASSETS	$960,488			$835,418

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$409,620	$347	0.17%	$424,242	$494	0.23%
Time deposits	11,084	39	0.71%	19,633	192	1.97%
Total interest bearing deposits	420,704	386	0.19%	443,875	686	0.31%
Short-term borrowings	28	—	—%	30	—	—%
Secured borrowings	49	2	7.44%	86	3	7.02%
Total interest bearing liabilities	420,781	388	0.19%	443,991	689	0.31%

NONINTEREST BEARING LIABILITIES
Demand deposits	400,597			267,705
Other liabilities	9,807			8,995
Total noninterest bearing liabilities	410,404			276,700
Stockholders' equity	129,303			114,727

TOTAL AVG. LIABILITIES AND EQUITY	$960,488			$835,418
Net interest income		$20,719			$18,351
Net interest spread			4.39%			4.45%
Net interest margin			4.50%			4.59%